Exhibit (p)(1)

Policies and Procedures Summary

Policy or Procedure:

CODE OF ETHICS

Summary:

        The Code of Ethics is adopted to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventative procedures pursuant to certain provisions of the Investment Company Act of 1940.

        Each Access Person, defined as any Trustee, Director, Officer or Advisory Person of the Fund, shall adhere to the highest ethical standards and shall: (i) at all times, place the interests of the Fund before his/her personal interests; (ii) conduct all personal securities transactions in a manner consistent with the Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and (iii) not take any inappropriate advantage of his position with or on behalf of the Fund. Each Access Person is required to certify quarterly that: (i) he/she has read and understood the Code; (ii) he/she recognizes that they are subject to such Code; (iii) he/she has complied with all of the requirements of the Code; and
(iv) that he/she has reported all personal securities transactions.

        An Advisory Person, defined as any employee of the Fund or any investment adviser thereof, is subject to certain blackout periods, must obtain pre-clearance for any acquisition of securities in a private placement, is prohibited from receiving short-term trading profits without pre-clearance, is prohibited from receiving any gift from any person or entity that does business with or on behalf of the Fund, and is prohibited from serving on the board of directors of a publicly traded company without prior authorization from the Fund's Board of Directors. All Advisory Persons shall disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis.

        An Access Person (other than a Disinterested Director) must receive prior written preclearance for: all publicly traded investment companies managed by the Fund's adviser; any corporate bonds; any municipal bonds; any mortgage-backed securities (including commercial mortgage backed securities); any equities exceeding the greater of 1,000 shares or $50,000 aggregate purchase price per class per issuer in a one-week period; and any private placement or initial public offering. Each Access Person (other than a Disinterested Director) shall file confidential quarterly reports, no later than 10 business days after the end of the calendar quarter, with respect to all transactions during the preceding quarter. Each Access Person (other than a Disinterested Director) shall direct their brokers to supply the Fund's CCO with duplicate copies of confirmations of all personal securities transactions. The CCO or his/her designee shall review all transactions.

        Disinterested Directors shall file a quarterly report with the CCO either indicating that he/she had no reportable transactions or disclosing reportable transactions. Reportable transactions include any securities in which such Director has, or by reason of such transactions acquires, any direct or indirect beneficial interest, if such Director, at the time of that transaction, knew or should have known, in the ordinary course of pursuing his/her official duties as Director, that during the 15-day period immediately preceding or after the transaction by the Director: (i) such security was being purchased or sold by the Fund; or (ii) such security was being considered for purchase or sale by the Fund.

        At least annually, the CCO shall report to the Board regarding: (i) all existing procedures concerning Access Persons' personal trading activities and any procedural changes made during the past year; (ii) any recommended changes to the Code or procedures; and (iii) a summary of violations which occurred during the past year with respect to which significant remedial action was taken. The Board may impose such sanctions as it deems appropriate, including, inter-alia, disgorgement of profits, censure, suspension or termination of the employment of the violator.

                                 CODE OF ETHICS

        The Funds have adopted this Code of Ethics (the "Code") to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 17j-l under the Investment Company Act of 1940 (the "1940 Act").(1)

I.      DEFINITIONS

        A. An "Access Person" means (i) any Trustee, Director, Officer or Advisory Person (as defined below) of the Fund or any investment adviser thereof, or (ii) any director or officer of a principal underwriter of the Fund who, in the ordinary course of his/her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Fund for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of his/her business relate to the making of any recommendation to the Fund regarding the purchase or sale of securities or (iii) notwithstanding the provisions of clause (i) above, where the investment adviser is primarily engaged in a business or businesses other than advising registered investment companies or other Fund, any trustee, director, officer or Advisory Person of the investment adviser who, with respect to the Fund, makes any recommendation or participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Fund or who, in connection with his/her duties, obtains any information concerning securities recommendations being made by such investment adviser to the Fund.

        B. An "Advisory Person" means any employee of the Fund or any investment adviser thereof (or of any company in a control relationship to the Fund or such investment adviser), who, in connection with his/her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Fund or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with the Fund or adviser who obtains information regarding the purchase or sale of securities.

_________________________________
(1)Hyperion Brookfield Asset Management, Inc., the investment adviser to the Fund, has adopted a similar Code of Ethics.

        C. A "Portfolio Manager" means any person or persons with the direct responsibility and authority to make investment decisions affecting the Fund.

        D. "Access Persons," "Advisory Persons" and "Portfolio Managers" shall not include any individual who is required to and does file quarterly reports with any investment adviser, sub-adviser, administrator or the principal underwriter pursuant to a Code of Ethics which is substantially in conformity with Rule 17j-1 of the 1940 Act and which has been approved by the Fund's Board of Directors, provided however, that the CCO of any investment adviser, sub-adviser, administrator, or the principal underwriter shall notify the Fund's CCO of any violation of such entity's Code of Ethics upon actual knowledge by such CCO that a violation had occurred. The Fund's CCO shall report any such violations to the Fund's Board of Directors in accordance with the provisions of the Fund's Code of Ethics as if the report of the violation had been made under the Fund's Code of Ethics.

        E. "Beneficial Ownership" shall be interpreted subject to the provisions of Rule 16a-l(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934. Beneficial Ownership is interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. The term "pecuniary interest" in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. It is not relevant whether such securities are registered or standing on the books of the issuer in the name of such person or some other person. Thus, for example, securities held for a person' s benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is a partner, and securities held by any corporation which is controlled by a person (directly or through intermediaries), would be deemed to be beneficially owned by said person. Similarly, beneficial ownership is presumed regarding securities and accounts held in the name of a spouse, a domestic partner, a minor child, or an immediate family member living in the same household or substantially dependent on such person for support. In some cases a fiduciary, such as a trustee, may have beneficial ownership by having or sharing voting or investment power with respect to such securities even if such person does not have a financial interest in the securities.

        F. The CCO is the person designated by the Fund's Board of Directors to monitor the overall compliance with this Code. In addition, the CCO will provide preclearance of any personal security transaction as required by this Code of Ethics.

        G. "Control" shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

        H. "Disinterested Director" means a Director who is not an "interested person" within the meaning of Section 2(a)(19) of the 1940 Act. An "interested person" includes any person who is a trustee, director, officer, employee or owner of 5% or more of the outstanding stock of the Adviser. Affiliates of brokers or dealers are also "interested persons", except as provided in Rule 2(a)(19)(1) under the 1940 Act.

        I. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

        J. "Security" shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities), except that it shall not include securities issued by the U.S. Government (or any other "government security" as that term is defined in the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated by the Board of Directors of the Fund and shares of registered open-end investment companies.

        K. A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.


II.     STATEMENT OF GENERAL PRINCIPLES

                The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

                Each Access Person shall adhere to the highest ethical standards and shall:

        A. at all times, place the interests of the Fund before his/her personal interests;

        B. conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

        C. not take any inappropriate advantage of his position with or on behalf of the Fund.


III.    RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES.

        A.      Blackout Periods

                No Access Person (other than a Disinterested Director) shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership prior to or on a day during which he/she has actual knowledge that the Fund has a pending "buy" and "sell" order in that same security.


        B.      Initial Public Offerings

                Advisory Person must obtain prior written approval from the CCO before acquiring beneficial ownership in any security in an initial public offering for his/her personal account. No Advisory Person shall obtain beneficial ownership of any Mortgage REITS in an initial public offering.

        C.      Private Placements

                With regard to private placements, each Advisory Person shall:

                1. obtain express prior written approval from the CCO (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for the Fund, and whether such opportunity is being offered to such Advisory Person by virtue of his position with the Fund) before obtaining beneficial ownership of securities in a private placement; and

                2. after authorization to acquire securities in a private placement has been obtained, disclose such investment with respect to any subsequent consideration by the Fund (or any other investment company for which he/she acts in a capacity as an Advisory Person) for investment in that issuer.

                Any express prior written approval received from the CCO shall be valid only on the day on which it was issued. If the Fund decides to purchase securities of an issuer, the shares of which have been previously obtained for personal investment by an Advisory Person, that decision shall be subject to an independent review by Advisory Persons with no personal interest in the issuer.

        D.      Short-Term Trading Profits

                No Advisory Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which such Advisory Person has beneficial ownership within 60 calendar days without the prior written approval of the CCO. Any short-term trading profits realized without preclearance shall, unless the Fund's Board of Directors approves otherwise, be disgorged as directed by the Adviser's Board of Directors.

        E.      Exempted Transactions

                The prohibition of Section III shall not apply to:

                1. purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

                2. purchases or sales that are non-volitional on the part of the Access Person or the Fund, including mergers, recapitalizations or similar transactions;

                3. purchases which are part of an automatic dividend reinvestment plan;

                4. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

                5. purchases and sales that receive prior approval in writing by the CCO as (a) only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, (b) clearly not economically related to the securities to be purchased or sold or held by the Fund or (c) not representing any danger of the abuses prescribed by Rule 17j-1, but only if in each case the prospective purchaser has identified to the CCO all factors of which he/she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his/her transaction and securities held or to be held by the Fund.

IV.     COMPLIANCE PROCEDURES

        A.      Preclearance Procedures

                An Access Person (other than a Disinterested Director) may not, directly or indirectly, acquire or dispose of beneficial ownership of the securities provided below unless:

                1. such purchase or sale has been precleared and approved by the CCO;

                2. the approved transaction is completed on the same day approval is received; and

                3. the CCO has not rescinded such approval prior to execution of the transaction.

        B.      Security Transactions Requiring Preclearance

                An Access Person (other than a Disinterested Director) may not, directly or indirectly, acquire or dispose of beneficial ownership of the following securities except as provided in the above preclearance procedures:

                1. The Hyperion Brookfield Strategic Mortgage Income Fund, Inc. The Hyperion Brookfield Total Return Fund, Inc.; RMK Advantage Income Fund, Inc; RMK High Income Fund, Inc.; RMK Multi-Sector High Income Fund, Inc.; RMK Strategic Income Fund, Inc.; Morgan Keegan Select Fund, Inc.

                2.      any corporate bonds;

                3.      any municipal bonds;

                4. any mortgage-backed securities (including commercial mortgage backed securities);

                5. any equities in excess of the greater of 1,000 shares or $50,000 aggregate purchase price per class per issuer in a one-week period;

                6.      any private placements;

                7.      any initial public offering (other than Mortgage REITS).

        C.      Reporting

                1. Coverage: Each Access Person (other than a Disinterested Director) shall file with the CCO confidential quarterly reports containing the information required in Section IV.C.2. of this Code with respect to all transactions during the preceding quarter in any securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, provided that no Access Person shall be required to report transactions effected for any account over which such Access Person has no direct or indirect influence or control (except that such an Access Person must file a written certification stating that he or she has no direct or indirect influence or control over the account in question). All such Access Persons shall file reports, even when no transactions have been effected, representing that no transactions subject to reporting requirements were effected.

                2. Filings: Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                        a. the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and the principal amount of each security involved;

                        b. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        c.      the price at which the transaction was effected;

                        d. the name of the broker, dealer or bank with or through whom the transaction was effected; and

                        e.      the date the Access Person submits the report.


                3. Any report may contain a statement that it shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

                4. Confirmations: All Access Persons (other than a Disinterested Director) shall direct their brokers to supply the Fund's CCO on a timely basis, duplicate copies of confirmations of all personal securities transactions.

        D.      Review

                In reviewing transactions, the CCO shall take into account the exemptions allowed under Section III.E. Before making a determination that a violation has been committed by an Access Person, the CCO shall give such person an opportunity to supply additional information regarding the transaction in question.

        E.      Disclosure of Personal Holdings - Initial and Annual Holdings
                Report

                All Advisory Persons shall disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis. The initial holdings report must be submitted no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The annual holdings report must be submitted no later than 10 business days after the end of the first calendar quarter, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

                The initial and annual holdings report shall contain the following information:

                a. the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each security involved;

                b. the name of the broker, dealer or bank with which the Advisory Person maintains an account in which any securities are held for the Advisory Person's direct or indirect benefit; and

                c.      the date the access person submits the report.


        F.      Certification of Compliance

                Each Access Person is required to certify quarterly that he/she has read and understood the Fund's Code and recognizes that he/she is subject to such Code. Further, each Access Person is required to certify quarterly that he/she has complied with all the requirements of the Code and that he/she has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.


V.      REQUIREMENTS FOR DISINTERESTED DIRECTORS

        A. Every Disinterested Director shall file with the CCO a quarterly report indicating that he/she had no reportable transactions or a report containing the information required in Section IV.C. of this Code with respect to transactions (other than exempted transactions listed under Section III.G.) in any securities in which such persons has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Director, at the time of that transaction, knew or should have known, in the ordinary course of pursuing his/her official duties as Director, that during the 15-day period immediately preceding or after the transaction by the Director:

                1.      such security was being purchased or sold by the Fund;
                or

                2. such security was being considered for purchase or sale by the Fund.

        B. Notwithstanding the preceding section, any Disinterested Director may, at his/her option, report the information described in section IV.C. with respect to any one or more transactions and may include a statement that the report shall not be construed as an admission that the person knew or should have known of portfolio transactions by the Fund in such securities.


VI.     GIFTS AND ENTERTAINMENT

        A.      Gifts

                No Advisory Person shall receive any gift of more than de minimis value from any person or entity that does business with or on behalf of the Fund that poses a potential conflict of interest. No Advisory Person may give or offer any gift of more than de minimis value to any entity that does business with or on behalf of the Fund that poses a potential conflict of interest without pre-approval by the CCO.

        B.      Entertainment

                No Advisory Person may provide or accept extravagant or excessive entertainment to or from any person or entity that does or seeks to do business with or on behalf of the Fund.

VII.    SERVICE AS A DIRECTOR

        1. No Advisory Person shall serve on a board of directors of a publicly traded company without prior authorization from the Board of Directors of the Fund, based upon a determination that such board service would be consistent with the interests of the Fund and its investors.

        2. If board service of an Advisory Person is authorized by the Board of Directors of the Fund such Advisory Person shall be isolated from the investment making decisions of the Fund with respect to the company of which he/she is a director.


VIII.   REVIEW BY THE BOARD OF DIRECTORS

        At least annually, the CCO shall report to the Board of Directors regarding:

        A. All existing procedures concerning Access Persons' personal trading activities and any procedural changes made during the past year;

        B.      Any recommended changes to the Fund's Code or procedures; and

        C. A summary of any violations which occurred during the past year with respect to which significant remedial action was taken.


IX.     SANCTIONS

        A.      Sanctions for Violations by Access Persons

                Access Persons are required to comply with the policies and procedures outlined in the Code and any other applicable federal securities laws. In addition, Access Persons are also required to report promptly any violations of the Code to the CCO. If the CCO determines that a violation of this Code has occurred, he/she shall so advise the Board of Directors and the Board may impose such sanctions as it deems appropriate, including, inter alia, disgorgement of profits, censure, suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto shall be reported periodically to the Board of Directors.

        B.      Sanctions for Violations by Disinterested Directors

                If the CCO determines that any Disinterested Director has violated this Code, he/she shall so advise the President of the Fund and also a committee consisting of the Disinterested Directors (other than the person whose transaction is at issue) and shall provide the committee with a report, including the record of pertinent actual or contemplated portfolio transactions of the Fund and any additional information supplied by the person whose transaction is at issue. The committee, at its option, shall either impose such sanctions as it deems appropriate or refer the matter to the full Board of Directors of the Fund, which shall impose such sanctions as it deems appropriate.


X.      MISCELLANEOUS

        A.      Access Persons

                The CCO of the Fund Adviser will identify all Access Persons who are under a duty to make reports to the Fund and will inform such persons of such duty. Any failure by the CCO to notify any person of his/her duties under this Code shall not relieve such person of his/her obligations hereunder.

        B.      Records

                The Fund's CCO shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission ("SEC"):

                1. a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

                2. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

                3. a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

                4. a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place;

                5. a copy of any written report required by Rule 17j-1(c)(2)(ii) of the 1940 Act that: (i) describes any issues arising under the respective Code of the Funds and the investment adviser since the last report to the board of directors of an investment company, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations, which shall be maintained for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place and (ii) certifies that the Funds and the investment adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

                6. a record of any decision and the reasons supporting the decision to approve the acquisition by Access Persons of securities offered in initial public offerings and limited offerings for not less than five years following the end of the fiscal year in which the approval is granted.

        C.      Distribution of the Code and Acknowledgment of Receipt

                The Adviser will provide all Access Persons with a copy of the Code and any amendments and will obtain written acknowledgments of their receipt of the Code and any amendments.

        D.      Confidentiality

                All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

        E.      Interpretation of Provisions

                The Board of Directors of the Fund may from time to time adopt such interpretations of this Code as it deems appropriate.












        Amended: June __ , 2008